Ex-23.1

                  Consent of KPMG LLP

                                                                    Exhibit 23.1


                               Consent of KPMG LLP

The Board of Directors
Navigant Consulting, Inc.

We consent to incorporation by reference in the registration statement (No. 333-30267) on Form S-8 of Navigant Consulting, Inc. of our reports dated March 20, 2000, relating to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Navigant Consulting, Inc.

/s/ KPMG LLP
Chicago, Illinois
March 28, 2000